Exhibit 14.1

BLUELINX HOLDINGS INC.
CODE OF ETHICAL CONDUCT

OVERVIEW

At BlueLinx Holdings Inc. (together with its subsidiaries, “BlueLinx” or the “Company”), our core values are the cornerstone of everything we do. Because of these values, it is our policy to conduct business in a manner consistent with the highest ethical standards and in compliance with both the letter and the spirit of the law. Our adherence to our values and this policy is key to maintaining and building upon BlueLinx’s reputation for excellence and integrity.

The provisions of this Code of Ethical Conduct (the “Code”) apply to all representatives of BlueLinx together with its direct and indirect subsidiaries, including directors, officers and employees. In addition, other persons may be subject to the provisions of this Code by contract or agreement when engaged by or otherwise representing BlueLinx and its interests.

The standards in this Code are expressed generally and may not address every specific circumstance. It is simply not possible to anticipate every issue that may arise in a business as complex as that of BlueLinx. Therefore, each of us must take an active role in interpreting this Code and in applying its rules to our daily conduct at BlueLinx. Any employee or director who has questions concerning the Code’s application or disclosure of an incident should immediately contact an executive in charge of his or her department and/or the Law Department.

Any violation of this Code by employees will result in appropriate disciplinary action, up to and including termination of employment. Violations of this Code may also be violations of law and may result in civil or criminal penalties for the employee, the employee’s supervisors and/or the Company. Any violation by non-employees who are subject to this Code will result in appropriate actions that may include termination of the relevant business arrangement and/or criminal prosecution.

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company’s business. This Code is not intended to confer any special rights or privileges upon any individuals, provide greater or lesser rights than those provided under applicable U.S. or non-U.S. laws, rules and regulations, or entitle any person to remain employed by BlueLinx or any of its subsidiaries.

CONFIDENTIAL INFORMATION

Within the Company, information flows very freely. As a result, you may have access to or become aware of Company confidential and/or proprietary information – that is, information relating to the Company’s business which is not generally or publicly known and is therefore of a sensitive nature. This information includes, but is not limited to:

•	technical information related to the Company’s products, services, specifications and operations;

•	information relating to the Company’s sales and marketing strategies, sales figures, expansion plans, current and prospective customers, distributors, agents and suppliers and lists derived therefrom;

•	information relating to the Company’s financial performance and objectives, service and product cost structure, pricing strategies, audit reports, business plans, facilities lease agreements, capital investment plans and any joint venture, merger, and acquisition strategies;

•	discoveries, concepts, ideas, inventions, trade secrets, and drawings, descriptions and models illustrating technological know-how;

•	personnel, benefits, and compensation information and internal phone lists and directories; and

•	all material and information received by the Company from third parties in confidence through non-disclosure and/or confidentiality agreements or through other written or verbal agreements or arrangements in which the obligation of confidentiality is implicit, or through meetings with third parties where the circumstances of the disclosure lend a confidential nature to the material or information.

Company confidential or proprietary information could be very helpful to investors, suppliers and the Company’s competitors, to the detriment of the Company. To help protect the Company’s interests, all employees must follow these guidelines:

•	No employee may use, either for his/her own personal benefit or for the benefit of others, Company information which is not publicly known.

•	No employee may disclose trade secrets, proprietary or confidential information to other employees or outsiders, except as required in the conduct of Company business.

•	You should properly mark all confidential and proprietary information belonging to the Company with notices indicating the information is confidential.

•	You should dispose of documents containing confidential or proprietary information with care so as to avoid inadvertent disclosure.

Just as the Company zealously guards and requires its employees to respect its own confidential and proprietary information, so our employees have a duty to respect the confidentiality rights of others. In the normal course of doing business, it is common to acquire information about other companies and current or potential customers, suppliers, competitors and sometimes other Company employees. You must respect the confidential and proprietary nature of this information as if it were the Company’s information and not use it for your own purposes or reveal it to others, and otherwise comply with the above guidelines.

The Company’s corporate identity, as personified by its logo and trademarks, is a valuable business asset that represents and embodies the Company’s good will and reputation. Company rights may be destroyed or diluted by improper use of its logo or trademarks. You must comply with the Company’s corporate identification standards.

CONFLICTS OF INTEREST

Ethical conduct on the job is a matter of dealing fairly and honestly with the Company, fellow employees, customers, suppliers, competitors, investors and the public in general. Every employee has a duty to avoid financial, business or other relationships that might be opposed to the interests of the Company, or any of its subsidiaries or affiliated corporations, or which might cause a conflict with the performance of his or her duties. Such a conflict would occur when any outside activity or investment interferes with or influences the exercise of your independent and objective judgment in the best interests of the Company. Your obligation to conduct the Company’s business in an honest and ethical manner includes, among other things, the ethical handling of actual, apparent and potential conflicts of interest between personal and business relationships. This includes full disclosure of any actual, apparent or potential conflicts of interest.

Special rules apply to executive officers who engage in conduct that creates an actual, apparent or potential conflict of interest. Before engaging in any such conduct, executive officers must make full disclosure of all facts and circumstances to the Corporate Secretary, who shall inform and seek the prior approval of the Audit Committee of the Board of Directors.

COMPANY COMMUNICATION TOOLS

It is Company policy to maintain as secure an environment as possible for the exchange of business information, e-mail and the Internet. The personal use of communication tools and the Internet is permitted only for employee related functions and only if the employee’s use is not detrimental to the Company’s business or reputation, and does not affect the Company or the employee’s productivity, quality of work, timeliness of work, performance or customer service. The Company also provides guidelines for using the Company’s systems, software, computers and other business equipment to ensure security, confidentiality of information and proper legal use. All employees are expected to be familiar with and comply with these guidelines.

To ensure a safe, healthy and productive workplace, the Company monitors its employees with respect to their business and personal use of Company resources (including e-mail, computers, Internet, Intranet, facsimile machines, telephones, voicemail and other resources). Company practices in this area will comply with applicable laws.

COMPETITION LAWS

The Company is committed to ensuring a healthy, competitive marketplace that benefits both business and consumers alike. As such, the Company and its employees and directors strictly comply with the competition laws (known in some countries as antitrust laws) in effect in the jurisdictions where it conducts its business. Such laws govern a wide range of business activities, including price setting, purchasing, selling and marketing goods and services. You should learn and comply with the specific procedures governing your business and jurisdiction regarding contacts with competitors, obtaining and handling competitors’ data and participating in trade associations and professional societies.

Competition laws differ among jurisdictions, but in general, agreements between competitors that limit competition are prohibited. Oral discussions, understandings (express or implied) and informal arrangements may be considered “agreements”, so you should be careful whenever you meet with competitors, including contacts at trade shows or professional gatherings. You shall not propose any “agreement” with a competitor regarding any aspect of the competition for the sale to third parties of goods or services. Additionally, you should consult with the Company’s Law Department early in the process when evaluating any proposed merger, acquisition, joint venture or any other non-standard Company business arrangement (such as exclusive arrangements for the purchase or sale of products or services), bundling of goods and services proposals, select discounting or restrictive agreements and arrangements that would add a Company employee to another entity’s board of directors.

CONTRACTING PRACTICES

You may not imply that you have the authority to bind the Company or make commitments which you are not authorized to make. Only certain executives and designated management level employees (“Authorized Signatory”) are authorized to enter into agreements on behalf of the Company as set forth in the Company’s Authorization Matrix (available on BlueLinx’s Intranet site). You should not make any commitment or enter into any agreement on behalf of the Company without the prior written authorization of an Authorized Signatory. All transactions and all agreements to be entered into must be in accordance with the Company’s business practices, including, without limitation, the Company’s Authorization Matrix, in order to ensure that decisions are based upon sound economic analysis.

You must provide your managers with timely and accurate forecasts and business summaries to assist in this process. It is against Company practice to extend customers preferential treatment, such as unauthorized services, contract terms or rates. If the circumstances warrant modifications to standard customer agreements, they must have appropriate management approval.

You must monitor executed contracts to ensure contract requirements are adequately identified and communicated to the personnel responsible for such contract’s performance. Additionally, you should not substitute any contract requirements without prior written authorization

CONTROLLERSHIP

As a public company, BlueLinx is required to follow strict accounting principles and standards, to timely report financial information accurately and completely, and to have appropriate internal controls and processes to ensure that accounting and financial reporting complies with applicable law. Accordingly, the Company shall maintain internal controls to ensure that transactions are properly authorized, assets are safeguarded, operations are conducted in accordance with the Board of Directors’ directives and financial records are reliable.

The Company’s books and records must reflect a materially accurate and verifiable record of all transactions and the resulting amounts of Company assets and liabilities. Therefore, we must maintain complete and accurate records and files for all business transactions. You must follow the Company’s general accounting procedures as well as all generally accepted accounting principles, laws and regulations related to accounting and financial reporting of transactions, estimates and forecasts. In addition, employees must provide timely, candid forecasts and assessments to management. Similarly, you must maintain sound processes and controls.

Reports or records should not be used to mislead those who receive them, or to conceal anything that is improper. Falsifying or altering records, or knowingly approving false records or reporting is prohibited. Further, employees have very limited discretion regarding the retention or destruction of Company records. The Company is required by law to retain certain records for various periods of time. Electronic records are to be treated the same as any other business records.

You must safeguard all physical, financial, informational and other Company assets. Preventing loss, misuse, damage or theft of the Company’s assets is part of your job. All assets should be used only for the benefit of the Company. Except as specifically authorized, you may not use or take Company property or services for your or someone else’s personal benefit.

CONSULTANTS

All arrangements with consultants should be by written contract and based on the Company’s need for technical or professional advice or assistance. The background and professional ability of any new consultant should be reviewed carefully, and only competent individuals should be retained. Consultants must abide by this Code. Any employee retaining a consultant should provide a copy of this Code to the consultant.

EMPLOYEE COMMITMENT

An employee should not occupy a position such as member of the board of directors, officer, employee, representative, agent or consultant of a supplier, customer or competitor unless previously authorized by an executive in charge of your department or the Human Resource Department.

Employees are expected to devote their full time and energy to Company business during their working hours. Any outside activity, including other employment that interferes with this commitment is prohibited.

EMPLOYMENT ELIGIBILITY

All employees must provide proof of his or her identity, eligibility for employment and residence in the country where they are assigned to work when required.

ENVIRONMENTAL PROTECTION

BlueLinx operates its facilities in compliance with applicable environmental laws, regulations and permits. This includes those governing the control, transportation, storage and disposal of regulated materials as well as air emissions, wastewater, solid waste, hazardous waste and storm water.

We are all responsible for performing our individual job functions in accordance with the Company’s environmental policies. BlueLinx will not tolerate the falsification of data or the reporting of false information regarding environmental compliance to government agencies or within the Company. Each representative of BlueLinx must respond promptly and professionally, in accordance with applicable procedures, to any potential threat to human health or the environment from the Company’s operations. Each representative of BlueLinx also is required to bring to the Company’s attention any violation of environmental law or BlueLinx environmental policies.

EQUAL EMPLOYMENT OPPORTUNITY

BlueLinx provides equal opportunity in all aspects of employment. We forbid discrimination on account of age, race, sex, color, religion, national origin, disability, sexual orientation, veteran status or any other unlawful basis. We also forbid verbal or other conduct that disparages any individual or group on account of race, sex or any other unlawful factor or that contributes to a racially, sexually or otherwise unlawfully offensive, intimidating or hostile working environment. All forms of such conduct are prohibited, whether in the form of pictures, cartoons, teasing, jokes, e-mail, epithets, name-calling, gestures, unwanted physical contact or other behavior that is offensive or disparaging on the basis of race, sex or other unlawful factor.

Every employee, officer and director is required to follow our policy against unlawful discrimination and harassment and to bring to the Company’s attention any action that does not comply with this policy or our commitment to equal employment opportunity. Supervisors and managers must be watchful for any signs that our policy is not being followed and must see that any possible violations are immediately referred for investigation, whether or not there has been a formal complaint. The failure of a Manager or Supervisor to report a violation will result in appropriate disciplinary action. Each employee, officer and director is obligated to understand and comply with the company’s Human Resources Employment Policy.

Any employee who feels he or she is the victim of unlawful discrimination, including harassment, is encouraged to report such complaint as soon as possible in accordance with the Company’s discrimination policy. Each complaint will be investigated promptly and thoroughly. The Company will not tolerate adverse treatment of an employee because he or she reports in good faith harassment or discrimination or provides information relating to such complaints.

FAMILY RELATIONSHIPS

Immediate family members may be hired and may continue as Company employees except in those instances where the particular relationship is determined to result in a conflict of interest. A conflict could exist where a Company employee or director: (1) authorizes or processes payments to members of his or her immediate family; (2) reports to a person who is an immediate family member; (3) reports to a person who is supervised by an immediate family member; or (4) makes employment decisions to hire, promote or separate an immediate family member. Other close relationships, legal dependency and business partnerships may also give rise to a conflict of interest in this context. All relationships which could suggest a conflict of interest must be disclosed to the Human Resources Department and/or the Law Department. “Immediate family” means your spouse, minor children and dependents, including natural, adoptive and step-children and any individual or organization which represents or acts as agent or fiduciary for such individuals.

GIFTS AND ENTERTAINMENT

All employees must select and deal with those who are doing, or seeking to do, business with the Company in a completely impartial manner, without any considerations other than the best interests of BlueLinx and the requirements of applicable law. In the context of business entertainment and gifts, this means that you must adhere to the principle that such activities are intended only to create goodwill and sound working relationships, not to gain or provide an unfair advantage. No gift or entertainment should ever be offered, given, provided or accepted by any representative of BlueLinx, or any family member of such representative, unless it:

•	is not a cash gift;

•	cannot reasonably be construed as a bribe or payoff; and

•	does not violate any laws or regulations.

You should discuss with your supervisor or manager any gifts or proposed gifts that you are not certain are appropriate. Any appearance of impropriety must be avoided. Prior disclosure to your supervisor, and approval by your facility manager or operating staff officer who is not participating in the provision or receipt of a gift, entertainment or favor, are required for offering or accepting gifts or gratuities beyond common courtesies of nominal value ($25 or less).

Marketing practices related to giving of gifts differ from business unit to business unit; however, under no circumstances may improper or illegal payments be made, directly or indirectly, or may commissions or other compensation be given to employees of customers or their family members or associates, to induce action by a business.

PERSONAL LOANS

Section 402 of the Sarbanes-Oxley Act of 2002 prohibits a company whose securities are registered and publicly traded from lending money, directly or indirectly, in the form of a personal loan, to any director or executive officer. The prohibition contains certain limited exceptions and, practices with respect to directors and executive officers that may be violative of Section 402 include some forms of cashless exercise of stock options, employee credit cards, split-dollar life insurance plans, advances of relocation expenses and advances of litigation expenses. Accordingly, although these extensions of credit may appear to be business, rather than personal, in nature, the existence of a potential loan or of arranging for a potential loan to an executive officer or director should be addressed with the Law Department.

GOVERNMENT RELATIONS

The Company is committed to ensure that all employees and directors conduct business with government representatives, employees, and officials with the highest ethical standards. You must act in compliance with all applicable laws and regulations, including those directly related to government transactions. You must ensure that proposals, statements and contracts submitted to government representatives or agencies are accurate and complete and that no deviation will be made from such documents without the proper consent from an authorized government official.

IMPROPER PAYMENTS

In most jurisdictions, including the U.S., governmental regulations prohibit the Company, its employees and employees’ immediate family from authorizing, giving or promising to give anything of value to a political party or public official to influence the government, party or official to act or refrain from acting in accordance with the Company’s business interest. This can include a payment required to expedite routine administrative action. Further, the Company, its employees and directors are prohibited from giving money or other value to any agent, person or firm where there is reason to believe that the remuneration will be passed to the government, party or official in order to obtain influence or favors. Any violation of these regulations may result in criminal and/or civil penalties. Bribes, kickbacks, payoffs or other unusual or improper payments to obtain or keep business are unethical, illegal and strictly forbidden.

The Company’s policies go beyond such laws and prohibit improper payments in all of our activities, both with governments and in the private sector. Specifically, the Company’s employees and directors shall not offer anything of value to obtain an improper advantage in selling its services or representing the Company’s interests to government authorities. To put it another way, employees and directors may not accept or offer payments, services or benefits that would not pass, without question, the test of full public disclosure.

If you are required, as part of your responsibilities and functions, to provide reasonable business entertainment to third parties in the conduct of international business, you should not receive or give anything of value, unless previously authorized by your immediate superiors. “Anything of value” includes both tangible benefits and intangible benefits. If you are uncertain of what could be perceived as valuable, be sure to verify this with your immediate superior.

Additionally, several countries regulate international trade transactions, such as imports, exports and international financial transactions. It is the Company’s policy to follow all relevant international trade control regulations, including licensing, shipping documentation, import documentation, reporting and record retention. You should become familiar with and follow Company procedures related to international transactions.

INSIDER TRADING

BlueLinx obeys all laws designed to protect the investing public with respect to the use and disclosure of material information. Specifically, in the course of your employment with BlueLinx, you may become aware of information about BlueLinx or other companies that has not been made public. The use of such nonpublic or “insider” information about BlueLinx or another company for your financial or other benefit not only is unethical, but also may be a violation of law. U.S. law makes it unlawful for any person who has “material” nonpublic information about a company to trade the stock or other securities of the company or to disclose such information to others who may trade. Specifically, you must not buy, sell or trade BlueLinx securities or the securities of other companies about which you have insider information until that information becomes public. Violation of such laws may result in civil and criminal penalties, including fines and jail sentences. BlueLinx will not tolerate the improper use of insider information. These prohibitions also apply outside the U.S.

Material inside information is information which is not available to the general public and which could influence a reasonable investor to buy, sell or hold stock or securities. While it is not possible to identify in advance all information that could be viewed as material inside information, some examples might include nonpublic information about: BlueLinx’s financial performance, including earnings and dividend actions; acquisitions or other business combinations; divestitures; major new contracts, products or service announcements; and other significant activities affecting BlueLinx.

You cannot evade the Insider Trading laws by acting through anyone else or by giving inside information to others for their use even if you will not financially benefit from it. If you have any doubt about what you can or cannot do in this area, you should consult with the Law Department.

INVESTIGATIONS

It is Company policy to cooperate fully with any appropriate government investigation. Generally, the Law Department will coordinate such activities. If you are subpoenaed or contacted in any way by any U.S. or non-U.S. federal, state or local regulatory or law enforcement agency, or in connection with any court proceeding, you should contact BlueLinx’s:

•	Company Safety Manager with respect to Occupational Safety and Health Administration (or similar) matters;

•	Corporate Equal Employment Opportunity Department with respect to Equal Employment Opportunity Commission and Office of Federal Contract Compliance Program (or similar) matters; and

•	Law Department with respect to all other matters.

BlueLinx will not tolerate retaliation of any kind against anyone for lawfully providing to the Company or any law enforcement or other governmental agency any information or assistance relating to the violation of any law, rule or regulation applicable to the Company.

MARKETING CONDUCT

The Company provides products and services and extends appropriate terms to each type of customer, striving to treat all similarly-situated customers equally. The Company sells its products and services by meeting customers’ needs.

The use of false or misleading statements to sell or market Company services and products is strictly prohibited. Customers should receive accurate information. You should immediately correct any misunderstanding that may exist with a customer or potential customer.

Advertisements for Company products and services should be fair, accurate and comply with applicable law. Any objective statements should be based on sufficient data or other factual studies. Comparisons with competitive services should be balanced, accurate and verifiable.

The Company’s products and services should be sold on their own merits and advantages. Avoid disparaging competitors or their products or services. Misleading and false statements or unfair competitive comparisons are improper and can result in legal damage to the Company.

MEDIA RELATIONS

News media contact, responses to media inquiries and public discussions of Company business should be made only through a Company-authorized spokesperson. All questions by news reporters should be referred to the CEO’s office.

PROCUREMENT PRACTICES

It is the Company’s practice to make purchases based solely on quality, service and price. Procurement decisions are based upon business benefit to the Company and its customers. It is a violation of this Code to seek, obtain or retain business by agreeing to purchase supplies from a supplier without regard to quality, service and price.

You may not use or attempt to use your position to derive a personal benefit for yourself or members of your immediate family from a current or prospective supplier.

PUBLIC DISCLOSURES

BlueLinx has a responsibility under the law to communicate effectively so that the public is provided with full and accurate information in all material respects. To the extent you are involved in the preparation of materials for dissemination to the public, you should be careful to ensure that the information in these materials is truthful, accurate and complete. In particular, the Company’s officers (including senior financial officers) and directors shall endeavor to promote full, fair, accurate, timely and understandable disclosures in the Company’s public communications, including documents that the Company files with or submits to the U.S. Securities and Exchange Commission and other regulators. If you become aware of a materially inaccurate or misleading statement in a public communication, you should report it immediately to the General Counsel or the Audit Committee of the Board of Directors.

TAXES

All persons employed by the Company must comply with all applicable laws, including tax, social security and currency control laws, of their principal place of employment.

USE OF MATERIAL, SOFTWARE AND TECHNOLOGY

Copyright protects original written and artistic works, including software, from unauthorized copying. Copyright infringement results from unauthorized copying of publications or other print media, fine arts, photographs and graphic displays or designs. Infringement can subject you and the Company to civil remedies and/or criminal penalties.

Computer software is usually sold subject to license agreements which almost universally restrict use of the software. You cannot copy software or use it on a different computer unless the license agreement permits.

The importation of information, products or technology (including software) must fully comply with all applicable customs regulations. No employee should participate in any activity that attempts to illegally or fraudulently avoid duties, taxes or other local customs requirements.

WORKPLACE SAFETY

It is the policy of BlueLinx that its operations be managed to protect the health and safety of its employees and the communities where it conducts business. Many of BlueLinx’s safety rules are based on legal requirements of the U.S. Occupational Safety and Health Administration (OSHA). In addition, we have policies which supplement OSHA regulations to protect the safety of our employees and others. Accident prevention depends on the cooperation and active support of all employees. We require our managers to devote to safety the same focus as is given to other aspects of our operations, and require employees to follow safe work practices in the interest of their own safety as well as that of fellow employees and others on site.

Alcohol and illegal drugs lead to situations that can endanger the individuals using these substances, those of us who work with them, our customers and suppliers, and others in our communities. Misusing controlled substances or selling, manufacturing, distributing, possessing, using or being under the influence of illegal drugs or alcohol in the workplace or while on Company business or in Company vehicles is prohibited. Acting violently, or threatening violence to anyone, or possessing firearms or other weapons while involved in any Company activity or on any Company property is prohibited.

Additional safety measures may be specified in the Company’s local distribution facility to address location-specific conditions. Employees are required to bring to BlueLinx’s attention any violation of safety policies and procedures.

CODE ENFORCEMENT

REPORTING VIOLATIONS

The Company’s officers and executive management team have primary responsibility for monitoring and investigating, directly or by delegation, compliance with this Code and with specific requirements of various laws. You are responsible for reading, understanding and complying with this Code.

You are required to watch for and report immediately any suspected violation of the Code or unusual business practice to the Human Resources Department or the Law Department. Unusual business practices include, without limitation:

•	financial results that seem inconsistent with underlying performance;

•	inaccurate financial records (for example, overstated expense reports, time sheets or invoices);

•	endeavors that are inconsistent with good business economics;

•	discussions or agreements with competitors related to pricing, terms of sales, product or service offerings, dividing sales territories or allocation of customers or product lines;

•	the unauthorized release of confidential information;

•	improper deviations from contracts;

•	unusual payment requests (such as up-front payments, abnormal commissions or midstream requests for additional compensation);

•	possible unethical practices (such a preparing false documents or press reports);

•	the lack of concern about product quality, training or warranty.

If you have any questions or are uncertain about whether a potential act would be considered a violation, you should contact a member of the Law Department or the Human Resources Department.

BUSINESS CONDUCT AND ETHICS HOTLINE

If for any reason you are uncomfortable speaking directly with company personnel, you may use the Business Conduct and Ethics Hotline, which is maintained by a third party retained by the Company. Though employees are encouraged to identify themselves to assist the Company in addressing concerns effectively, you do not have to reveal your identity in order to make a report on the Hotline. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate investigation and to the extent permitted by applicable law.

The Business Conduct and Ethics Hotline number is 877-460-BLUE; The Hotline is available 24 hours a day, 7 days a week.

DISCIPLINE AND SANCTIONS

Any employee or director violating any provision of this Code shall be subject to discipline, up to and including termination of employment. Where appropriate, the Company will not limit itself to disciplinary action but will pursue legal action against offending employees or directors and other individuals involved. In some cases, the Company may have a legal or ethical obligation to call violations to the attention of appropriate enforcement authorities.

NON-RETALIATION

It is against the Code for any employee to retaliate, directly or indirectly, or encourage others to do so, against any employee for reporting, lawfully and in good faith, a violation. Any employee who believes retaliation has occurred should immediately inform the General Counsel or the Vice-President, Human Resources.

INTERNAL AND EXTERNAL AUDIT

Compliance with the Code may be monitored by audits performed by the executives of the Company. You are required to cooperate fully with any such audits and to provide truthful and accurate information.

WAIVERS OF THE CODE

The Company will waive application of the policies set forth in this Code only where there exists specific circumstances warranting the grant of a waiver. Waivers of this Code for directors and executive officers may be made only by the whole Board of Directors or the Audit Committee of the Board and must be promptly disclosed as required by law or regulation.